Exhibit 99

RPC, Inc. Reports Record Third Quarter 2010 Financial Results and Stock Split

● Revenues Increased by 128.7 Percent Compared to the Third Quarter of 2009
● Diluted EPS for the Third Quarter Increased to $0.47, Compared to a Loss of $0.11 in Third Quarter 2009
● Three-for-two stock split effective December 10, 2010
● 16.7 percent increase in Quarterly Cash Dividend to $0.07 per Share (based on pre-split shares)

ATLANTA, October 27, 2010 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2010.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2010, revenues increased 128.7 percent to $302,200,000 compared to $132,159,000 in the third quarter last year.  Revenues increased compared to the prior year due to higher activity levels, particularly in service lines with significant customer relationships, improved pricing, and some capacity increases.  Operating profit for the quarter was $74,390,000 compared to an operating loss of $14,907,000 in the prior year.  Net income for the quarter was $46,269,000 or $0.47 earnings per diluted share ($0.32 adjusted for the three-for-two split), compared to a net loss of $10,385,000 or $0.11 loss per share last year ($0.07 adjusted for the three-for-two split).  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $107,922,000 compared to $18,985,000 in the prior year. 1

Cost of revenues was $162,529,000, or 53.8 percent of revenues, during the third quarter of 2010, compared to $90,442,000, or 68.4 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of many of these expenses.  However, cost of revenues as a percentage of revenues decreased significantly due to leverage of employment and other direct costs over higher activity levels, and improved pricing for our services.

Selling, general and administrative expenses were $33,095,000 in the third quarter of 2010, a 44.9 percent increase compared to $22,843,000 in the prior year.  This increase was primarily due to increases in total employment costs, including increased incentive compensation consistent with improved operating results.  As a percentage of revenues, however, these costs decreased to 11.0 percent in 2010 compared to 17.3 percent last year due to the fixed nature of many of these expenses.  Depreciation and amortization were $33,091,000 during the quarter, approximately the same as the third quarter of last year.  Interest expense increased from $533,000 last year to $707,000 in 2010 due to higher average interest rates during the quarter as compared to the prior year.

For the nine months ended September 30, 2010, revenues increased 76.4 percent to $768,240,000 compared to $435,448,000 last year.  Net income was $91,271,000 or $0.93 earnings per diluted share ($0.62 adjusted for the three-for-two split), compared to net loss of $17,543,000 or $0.18 loss per diluted share last year ($0.12 adjusted for the three-for-two split).

RPC also announced that its Board of Directors has approved a three-for-two split of the Company's outstanding common shares.  The split will be effected by issuing one additional share of common stock for every two shares of common stock held.  The additional shares of common stock will be distributed on December 10, 2010 to holders of record at the close of business on November 10, 2010.  No fractional shares will be issued.  Fractional share amounts resulting from the split will be paid to stockholders in cash.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2010 Press Release

 “We are pleased to report strong sequential and year-over-year improvement in our operating results for the third quarter of 2010,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the third quarter was 1,618, a 66.8 percent increase compared to the same period in 2009, and a 7.4 percent increase compared to the second quarter.  The average price of natural gas was $4.30 per Mcf, a 37.9 percent increase compared to the prior year, while the average price of oil was $75.89 per barrel, an 11.4 percent increase compared to the prior year, but a 2.6 percent decrease from the previous quarter.  Our revenues increased at a greater rate than these industry indicators due to higher utilization of our equipment operating to support significant and growing customer relationships in several service-intensive unconventional basins. These operations are taking place in regions in which we have a large presence and technical expertise.  Most of our service lines generated stronger sequential and year-over-year results and benefited from improved activity levels and higher pricing during the quarter.  While we maintain a very favorable opinion regarding the current operating environment, as utilization levels increase, we are carefully monitoring the availability and cost of both labor and raw materials used in providing our services.

“During the third quarter RPC re-financed its revolving credit facility.  We are pleased with its terms as it is sufficient to fund our near-term growth opportunities.  Our capital expenditures during the quarter were $49.3 million as we made payments on some of the equipment purchases to expand our capacity and took delivery of some new equipment. We have made progress with existing and potential customer relationships and believe that our equipment delivery schedules will meet the requirements of these relationships.

“Our Board approved a three-for-two stock split at its regular quarterly meeting,” stated Hubbell.  “This is the fifth split in RPC's history.  Also, our Board voted to increase our quarterly cash dividend, which will be paid on pre-split shares, by 16.7 percent, from $0.06 to $0.07.  These decisions are responses to our strong earnings, confidence in our continued long term growth and our strengthening balance sheet.  We believe these actions will reward our stockholders and enhance the investment appeal of our common stock.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 130.4 percent for the quarter compared to the prior year due to higher activity levels from expanded customer commitments and improved pricing.  Support Services revenues increased by 115.7 percent during the quarter compared to the prior year because of higher activity levels in the service lines within this segment. Operating profit in Technical Services improved due to higher revenues, improved pricing, and cost leverage. Operating profit in Support Services increased due to higher revenues and cost leverage in the service lines which comprise this segment.

3rd Quarter 2010 Press Release

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
			(in thousands)
Revenues:
Technical services	$268,049	$116,326	$684,990	$377,393
Support services	34,151	15,833	83,250	58,055
Total revenues	$302,200	$132,159	$768,240	$435,448
Operating profit (loss):
Technical services	$65,225	$(9,540)	$136,527	$(18,604)
Support services	12,015	(1,770)	20,564	320
Corporate expenses	(3,755)	(3,105)	(9,618)	(9,266)
(Gain) Loss on disposition of assets, net	(905)	492	(1,574)	(1,542)
Total operating profit (loss)	$74,390	$(14,907)	$149,047	$(26,008)
Other income, net	441	602	556	1,353
Interest expense	(707)	(533)	(1,750)	(1,654)
Interest income	14	41	46	126

Income (loss) before income taxes	$74,138	$(14,797)	$147,899	$(26,183)

RPC, Inc. will hold a conference call today, October 27, 2010 at 9:00 a.m. ET to discuss the results of the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (800) 378-6902 or (913) 312-0662 and using the access code #4994945.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that we maintain a very favorable opinion regarding the current operating environment; our belief that we have made progress with existing and potential customer relationships and that our equipment delivery schedules will meet the requirements of these relationships; our confidence in our continued long-term growth and our strengthening balance sheet; and our belief that our stock split and increased quarterly cash dividend will enhance the investment appeal of our common stock.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; increased regulation of our business resulting from the oil spill in the Gulf of Mexico in the second quarter of 2010; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; our ability to complete our proposed refinancing of our revolving credit facility; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

3rd Quarter 2010 Press Release
For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

3rd Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2010	2009	% BETTER (WORSE)	2010	2009	% BETTER (WORSE)
REVENUES	$302,200	$132,159	128.7%	$768,240	$435,448	76.4%
COSTS AND EXPENSES:
Cost of revenues	162,529	90,442	(79.7)	431,621	291,492	(48.1)
Selling, general and administrative expenses	33,095	22,843	(44.9)	90,410	73,821	(22.5)
Depreciation and amortization	33,091	33,289	0.6	98,736	97,685	(1.1)
(Gain) loss on disposition of assets, net	(905)	492	N/M	(1,574)	(1,542)	2.1
Operating profit (loss)	74,390	(14,907)	N/M	149,047	(26,008)	N/M
Interest expense	(707)	(533)	(32.6)	(1,750)	(1,654)	(5.8)
Interest income	14	41	(65.9)	46	126	(63.5)
Other income, net	441	602	(26.7)	556	1,353	(58.9)
Income (loss) before income taxes	74,138	(14,797)	N/M	147,899	(26,183)	N/M
Income tax provision (benefit)	27,869	(4,412)	N/M	56,628	(8,640)	N/M
NET INCOME (LOSS)	$46,269	$(10,385)	N/M %	$91,271	$(17,543)	N/M %

EARNINGS (LOSS) PER SHARE
Basic	$0.48	$(0.11)	N/M	%	$0.94	$(0.18)	N/M	%
Diluted	$0.47	$(0.11)	N/M	%	$0.93	$(0.18)	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	96,707	96,352			96,633	96,282
Diluted	97,838	96,352			97,641	96,282

ADJUSTED FOR THE THREE-FOR-TWO STOCK SPLIT EFFECTIVE DECEMBER 10, 2010

EARNINGS (LOSS) PER SHARE
Basic	$0.32	$(0.07)	N/M	%	$0.63	$(0.12)	N/M	%
Diluted	$0.32	$(0.07)	N/M	%	$0.62	$(0.12)	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	145,061	144,528			144,950	144,423
Diluted	146,757	144,528			146,462	144,423

3rd Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$3,234	$3,325
Accounts receivable, net	279,990	118,072
Inventories	61,888	55,429
Deferred income taxes	6,819	5,017
Income taxes receivable	788	18,694
Prepaid expenses and other current assets	4,021	2,677
Total current assets	356,740	203,214
Property, plant and equipment, net	410,265	421,796
Goodwill	24,093	24,093
Other assets	11,767	8,964
Total assets	$802,865	$658,067

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$78,321	$36,550
Accrued payroll and related expenses	22,511	10,826
Accrued insurance expenses	5,153	4,260
Accrued state, local and other taxes	4,941	3,681
Income taxes payable	13,794	1,020
Other accrued expenses	1,020	271
Total current liabilities	125,740	56,608
Long-term accrued insurance expenses	8,524	8,423
Notes payable to banks	108,300	101,850
Long-term pension liabilities	15,303	13,818
Other long-term liabilities	1,749	1,916
Deferred income taxes	53,009	58,036
Total liabilities	312,625	240,651
Common stock	9,876	9,838
Capital in excess of par value	10,235	6,392
Retained earnings	478,560	410,186
Accumulated other comprehensive loss	(8,431)	(9,000)
Total stockholders' equity	490,240	417,416
Total liabilities and stockholders' equity	$802,865	$658,067

3rd Quarter 2010 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter		% BETTER (WORSE)		Nine Months		% BETTER (WORSE)
	2010	2009			2010	2009

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$46,269	$(10,385)	N/M	%	$91,271	$(17,543)	N/M %
Add:
Income tax provision (benefit)	27,869	(4,412)	N/M		56,628	(8,640)	N/M
Interest expense	707	533	(32.6)		1,750	1,654	(5.8)
Depreciation and amortization	33,091	33,289	0.6		98,736	97,685	(1.1)
Less:
Interest income	14	41	(65.9)		46	126	(63.5)
EBITDA	$107,922	$18,984	NM %		$248,339	$73,030	240.1%

EBITDA PER SHARE
Basic	$1.12	$0.20	N/M	%	$2.57	$0.76	238.2%
Diluted	$1.10	$0.20	N/M	%	$2.54	$0.76	234.2%

EBITDA PER SHARE ADJUSTED FOR THE THREE-FOR-TWO STOCK SPLIT EFFECTIVE DECEMBER 10, 2010
Basic	$0.74	$0.13	N/M	%	$1.71	$0.51	235.3%
Diluted	$0.74	$0.13	N/M	%	$1.70	$0.51	233.3%